As filed with the Securities and Exchange Commission on November 2, 2020
Registration No. 333-127579

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
___________________

RESOURCES CONNECTION, INC.
(Exact name of registrant as specified in its charter)
___________________

Delaware (State or other jurisdiction of incorporation or organization)	33-0832424 (I.R.S. Employer Identification No.)

17101 Armstrong Avenue
Irvine, California 92614
(Address, including zip code, of Principal Executive Offices)
___________________

Resources Connection, Inc. 2020 Performance Incentive Plan
Resources Connection, Inc. 2014 Performance Incentive Plan
Resources Connection, Inc. 2004 Performance Incentive Plan
(Full title of the plan)
___________________

Lauren A. Elkerson
General Counsel
Resources Connection, Inc.
17101 Armstrong Avenue
Irvine, California 92614
(714) 430-6400
(Name, address and telephone number, including area code, of agent for service)

COPY TO:

Mark Peterson, Esq.
O’Melveny & Myers LLP
610 Newport Center Drive, Suite 1700
Newport Beach, California 92660
___________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

CALCULATION OF REGISTRATION FEE
Title of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee

Common Stock, $0.01 par value per share	4,657,623(1)(2) shares	N/A(3)	N/A(3)	N/A(3)

(1)
This Registration Statement covers, in addition to the number of shares of Resources Connection, Inc., a Delaware corporation (the “Company” or the “Registrant”), common stock, par value $0.01 per share (the “Common Stock”), stated above, options and other rights to purchase or acquire the shares of Common Stock covered by this Registration Statement and, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), an additional indeterminate number of shares, options and rights that may be offered or issued pursuant to the Resources Connection, Inc. 2020 Performance Incentive Plan (the “2020 Plan”), the Resources Connection, Inc. 2004 Performance Incentive Plan (the “2014 Plan”) and the Resources Connection, Inc. 2004 Performance Incentive Plan (the “2004 Plan) as a result of one or more adjustments under the plans to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions.

(2)
As described in the “Explanatory Note” below, this Post-Effective Amendment No. 1 to Form S-8 is being filed to provide that a portion of the shares originally registered on the 2005 Form S-8 (as defined below) for issuance under the 2004 Plan may be issued under the 2020 Plan or the 2014 Plan once they are no longer issuable pursuant to the 2004 Plan.

(3)
The filing fee for the registration of the offer of shares under the 2004 Plan was paid in full upon the filing of the Form S-8 Registration Statement on August 16, 2005 (the “2005 Form S-8”).  Pursuant to SEC Compliance and Disclosure Interpretation 126.43, no filing fee is required to include the 2020 Plan and the 2014 Plan on the 2005 Form S-8 pursuant to this Post-Effective Amendment No. 1 to Form S-8.

The Exhibit Index for this Registration Statement is at page 7.

EXPLANATORY NOTE

The Company previously filed the 2005 Form S-8 with the Securities and Exchange Commission (the “SEC” or the “Commission”) to register the offer of 4,657,623 shares of Common Stock pursuant to the 2004 Plan.

On September 3, 2014, the Company’s Board of Directors adopted the 2014 Plan.  The Company’s stockholders approved the 2014 Plan on October 23, 2014.  The 2014 Plan provided that any shares of Common Stock subject to awards outstanding under the 2004 Plan on October 23, 2014 that expired, were cancelled or otherwise terminated without such shares being issued under the 2004 Plan after such date would be available for award grant purposes under the 2014 Plan.  The Company’s authority to grant new awards under the 2014 Plan terminated on October 22, 2020 in connection with the approval of the 2020 Plan.

On August 18, 2020, the Company’s Board of Directors adopted the 2020 Plan.  The Company’s stockholders approved the 2020 Plan at the Company’s annual meeting of stockholders held on October 22, 2020 (the “2020 Annual Meeting”).  As provided in the 2020 Plan, any shares of Common Stock subject to awards outstanding under the 2004 Plan or the 2014 Plan on October 22, 2020 that expire, are cancelled or otherwise terminate without such shares being issued under the 2004 Plan or 2014 Plan, as applicable, after such date will be available for award grant purposes under the 2020 Plan.  As of the date of the 2020 Annual Meeting, a total of 1,497,179 shares were subject to awards then outstanding under the 2004 Plan and 3,799,836 shares were subject to awards then outstanding under the 2014 Plan.  The number of shares subject to awards then outstanding under the 2004 Plan and the 2014 Plan as of the date of the 2020 Annual Meeting that expire, are cancelled or otherwise terminate without such shares being issued under the 2004 Plan or the 2014 Plan are referred to herein as the “Transferred Shares.”

The Company is filing this Post-Effective Amendment No. 1 to Form S-8 pursuant to SEC Compliance and Disclosure Interpretation 126.43 to amend the 2005 Form S-8 to register the offer of up to 1,194,455 of the Transferred Shares under the 2020 Plan or the 2014 Plan (as such Transferred Shares would no longer be issuable under the 2004 Plan as described above).  Concurrently with the filing of this Post-Effective Amendment No. 1 to Form S-8, the Company is filing post-effective amendments to other Form S-8 registration statements that were originally filed to register shares under the 2004 Plan and the 2014 Plan, and that, pursuant to the terms of the 2020 Plan or the 2014 Plan, will became available for grant under the 2020 Plan or the 2014 Plan to the extent an award granted under the 2004 Plan or the 2014 Plan expires, is cancelled or otherwise terminates.

PART I

INFORMATION REQUIRED IN THE
SECTION 10(a) PROSPECTUS

The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants as specified by Securities Act Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.	Incorporation of Certain Documents by Reference

The following documents of the Company filed with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for its fiscal year ended May 30, 2020, filed with the Commission on July 27, 2020 (Commission File No. 000-32113);

(b)	The Company’s Quarterly Report on Form 10-Q for its fiscal quarter ended August 29, 2020, filed with the Commission on October 8, 2020 (Commission File No. 000-32113);

(c)
The Company’s Current Reports on Form 8-K, filed with the Commission on August 3, 2020, September 9, 2020, as amended on October 7, 2020, October 26, 2020, and October 29, 2020 (each, Commission File No. 000-32113); and

(d)
The description of the Company’s Common Stock, contained in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for its fiscal year ended May 30, 2020, filed with the Commission on July 27, 2020 (Commission File No. 000-32113), and any other amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with Commission rules shall not be deemed incorporated by reference into this Registration Statement.  Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.

Item 4.	Description of Securities

Not applicable.

Item 5.	Interests of Named Experts and Counsel

The validity of the issuance of Common Stock registered hereby is passed on for the Company by Lauren A. Elkerson.  Ms. Elkerson is the General Counsel of the Company and is compensated by the Company as an employee.  Ms. Elkerson owns 298 shares of Common Stock and Company stock options to acquire up to an additional 4,400 shares of Common Stock.  Such stock options were granted under the 2014 Plan.  Ms. Elkerson is also eligible to receive awards under the 2020 Plan.

Item 6.	Indemnification of Directors and Officers

Under Section 145 of the Delaware General Corporation Law (the “Delaware Law”), the Company has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act.

The Company’s Amended and Restated Certificate of Incorporation and Third Amended and Restated Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the Delaware Law and (ii) require the Company to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Company believes these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director’s duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director’s duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director’s duty to the Company or its stockholders, for improper transactions between the director and the Company and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director’s responsibilities under any other law, such as federal securities laws or state or federal environmental laws.

The Company has obtained an insurance policy covering the officers and directors of the Company with respect to certain liabilities (including, without limitation, liabilities arising under the Securities Act).

Item 7.	Exemption from Registration Claimed

Not applicable.

Item 8.	Exhibits

See the attached Exhibit Index at page 7, which is incorporated herein by reference.

Item 9.	Undertakings

(a)            The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)            The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)            Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit
Number	Description of Exhibit

4.1
Resources Connection, Inc. 2020 Performance Incentive Plan.  (Filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on October 29, 2020 (Commission File No. 000-32113) and incorporated herein by this reference.)

4.2
Resources Connection, Inc. 2014 Performance Incentive Plan.  (Filed as Exhibit 10.22 to the Company’s Current Report on Form 8-K filed with the Commission on October 28, 2014 (Commission File No. 000-32113) and incorporated herein by this reference.)

4.3
Resources Connection, Inc. 2004 Performance Incentive Plan.  (Filed as Annex A to the Company’s Proxy Statement filed with the Commission pursuant to Section 14(a) of the Exchange Act on September 11, 2008 (Commission File No. 000-32113) and incorporated herein by this reference.)

5.1
Opinion of Counsel (opinion re legality) (Filed as Exhibit 5. to the Company’s Registration Statement on Form S-8 filed with the Commission on August 16, 2005 (Commission File No. 333-127579) and incorporated herein by this reference.)

5.2	Opinion of Counsel (opinion re legality)

23.1	Consent of RSM US LLP (consent of independent registered public accounting firm).

23.2	Consent of Counsel (included in Exhibits 5.1 and 5.2).

24.1	Power of Attorney (included in this Registration Statement under “Signatures”).

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on November 2, 2020.

RESOURCES CONNECTION, INC.

By:	/s/ Kate W. Duchene
Kate W. Duchene
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Kate W. Duchene, Jennifer Y. Ryu, and Lauren A. Elkerson, and each of them, acting individually and without the other, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this Post-Effective Amendment No. 1 to Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kate W. Duchene_____ Kate W. Duchene	President, Chief Executive Officer and Director (Principal Executive Officer)	October 30, 2020

/s/ Jennifer Y. Ryu_______ Jennifer Y. Ryu	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	October 30, 2020

Signature	Title	Date

/s/ Anthony C. Cherbak___ Anthony C. Cherbak	Director	October 30, 2020

/s/ Susan J. Crawford______ Susan J. Crawford	Director	October 30, 2020

/s/ Neil F. Dimick________ Neil F. Dimick	Director	October 29, 2020

/s/ Robert F. Kistinger____ Robert F. Kistinger	Director	October 29, 2020

/s/ Marco von Maltzan____ Marco von Maltzan	Director	October 30, 2020

/s/ Donald B. Murray_____ Donald B. Murray	Director	October 30, 2020

/s/ A. Robert Pisano______ A. Robert Pisano	Director	October 30, 2020

/s/ Jolene Sarkis_________ Jolene Sarkis	Director	October 30, 2020

/s/ Michael H. Wargotz___ Michael H. Wargotz	Director	October 31, 2020